Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
LivePerson, Inc.:

We consent in this prospectus and the related registration statement (Form S-3) to the use of our report dated March 16, 2005, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of LivePerson, Inc. and subsidiaries for the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus and the related registration statement.

/s/ KPMG LLP

New York, New York
December 7, 2007